                                                                     EXHIBIT 5.1

                [WALLER LANSDEN DORTCH & DAVIS, PLLC LETTERHEAD]

                               September 1, 2005

Psychiatric Solutions, Inc.
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067

                  Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

            We are acting as counsel to Psychiatric Solutions, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, of up to 2,000,000 shares of Company common stock, $.01 par value per share (the "Shares"), pursuant to the above-referenced registration statement (the "Registration Statement"). In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

            Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement (after the Registration Statement is declared effective), will be duly authorized, legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                         Very truly yours,

                                         /s/ Waller Lansden Dortch & Davis, PLLC

                                         Waller Lansden Dortch & Davis, PLLC